BANC  ONE  CAPITAL  MARKETS,  INC.
a  subsidiary  of  BANK  ONE  Corporation     1


                  ENERGIZER HOLDINGS, INC. SPIN-OFF TERM SHEET
                  --------------------------------------------

                                February 16, 2000


This Term Sheet is delivered with a Commitment Letter of even date herewith. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Annex I attached hereto and in the Commitment.
                          --------
                   *                    *                   *

This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the financing contemplated hereby. The commitment of the Administrative Agent and the other Lenders is subject to negotiation and execution of definitive Loan Documents in form and substance satisfactory to the Lenders and their respective counsel. In addition, the organizational structure of the Company after the Spin-Off Transactions, the form and structure of the Spin-Off Transactions and the financial, legal, accounting, tax and all other aspects of the transaction which is the subject hereof shall be satisfactory to the Administrative Agent and the Lenders and their respective counsel.


BORROWER:          The  initial  borrower  will  be  Ralston  Purina  Company
("RALSTON"); provided that the financing shall be provided to Ralston immediately prior to and not sooner than two calendar days prior to the date of the consummation of the "Spin-Off" (as defined below). Simultaneously with the consummation of the Spin-Off, all of the indebtedness, obligations and liabilities of Ralston under the Loan Documents will assigned to and assumed by Energizer Holdings, Inc. ("ENERGIZER" or the "COMPANY") and Ralston shall be released from any liability in connection with the Credit Agreement (the "DEBT ASSUMPTION").

TRANSACTION:          Ralston,  of  which  the  Company  is  a  wholly-owned
subsidiary, has indicated its intention to distribute the shares of the Company to Ralston's shareholders in a tax-free transaction (the "SPIN-OFF"), following which all of the Company's shares will be held by Ralston's shareholders at the time of the Spin-Off. Ralston and the Company have indicated their intention to close financing facilities, in addition to the Facilities, which may consist of a bridge facility or facilities made available to Ralston, all or a portion of which may be assumed by the Company as part of the Spin-Off, and which will be refinanced shortly after the effective date of the Spin-Off with a receivables securitization facility made available to the Company (the "SECURITIZATION FACILITY") and/or a private placement of the Company's senior unsecured notes, pari passu with the Facilities (the "SENIOR NOTES"). The Facilities, the bridge facilities, the Securitization Facility, the Senior Notes and other financing facilities entered into in connection with or following the Spin-Off are collectively referred to herein as the "FINANCING FACILITIES". The proceeds of the Financing Facilities will be used: (a) prior to the Debt Assumption, for Ralston's general corporate purposes; and (b) thereafter, for the Company's general corporate purposes, including to finance friendly acquisitions. The definitive legal structure of the Spin-Off, the amount, structure and nature of the Financing Facilities (other than the Facilities), including the entities obligated thereon and the amount assumed by the Company from Ralston, the various transactions and transitional provisions between Ralston and the Company and the related transactions (collectively, the "SPIN-OFF TRANSACTIONS") have not yet been finally determined and must be satisfactory to the Administrative Agent. Without limiting the foregoing, the aggregate amount of committed financing available to the Company (or to Ralston and to be assumed by the Company) under the Financing Facilities, including the Facilities, shall not be less than $650 million.

          Each existing and future "Material Domestic Subsidiary" of the Company (other than the special purpose subsidiaries in connection with the Securitization Facility (the "SPVS")) shall unconditionally guarantee all of the indebtedness, obligations and liabilities of the Company arising under or in connection with the Loan Documents. "MATERIAL DOMESTIC SUBSIDIARY" shall mean a direct or indirect subsidiary of the Company organized under the laws of any jurisdiction of the United States if such subsidiary's assets comprise greater than 3% of the consolidated domestic assets (excluding the SPVs from such calculation) of the Company and its subsidiaries.

          Not more than 10% of the Company's consolidated domestic assets (excluding the SPVs from such calculation) shall be in subsidiaries which are not guarantors.

SUBSIDIARY  GUARANTIES:          Prior  to  the  consummation  of  the  Debt
Assumption, each of the Company and its Material Domestic Subsidiaries (other than the SPVs) shall unconditionally guarantee all of the indebtedness, obligations and liabilities of Ralston arising under or in connection with the Loan Documents.

LEAD  ARRANGER  AND
SOLE  BOOK  MANAGER:          Banc  One  Capital  Markets,  Inc.  ("BOCM" or the
"ARRANGER").

ADMINISTRATIVE  AGENT:          Bank  One,  NA, with its main office in Chicago,
Illinois  ("BANK  ONE"  or  the  "ADMINISTRATIVE  AGENT").

LENDERS:          A  syndicate  of Lenders selected by BOCM in consultation with the  Company  (the  "LENDERS").

DOCUMENTATION:          The  Facilities  will be evidenced by one or more credit
agreements (collectively, the "CREDIT AGREEMENT"), guarantees and other loan documents (collectively, the "LOAN DOCUMENTS") mutually satisfactory to Ralston, the Company and the Lenders.

SYNDICATION  MANAGEMENT:          The  Arranger  will,  in consultation with the
Company, manage all aspects of the syndication including, without limitation, the timing of offers to potential Lenders, the amounts offered to potential Lenders, the acceptance of commitments, and the compensation provided. The Arranger shall, in consultation with the Company, allocate the commitments received from the Lenders.

LENDER  COMMITMENTS:          Allocation  of  the  commitments received from the
various  Lenders  shall  be  made  by  the  Arranger  pro  rata among the 5-Year
                                                      ---  ----
Revolving Credit Facility (as defined below) and the 364-Day Credit Facility (as defined below).

                                 THE FACILITIES

FACILITIES:

 AGGREGATE  AMOUNT:          Up  to  $450  million (the "AGGREGATE COMMITMENT").

PURPOSE:          Prior  to the Debt Assumption, for Ralston's general corporate purposes and thereafter for the Company's general corporate purposes and friendly acquisitions.


                             364-DAY CREDIT FACILITY
                             -----------------------

 FACILITY  A:          364-day  credit  facility with a one year term out option
(the  "364-DAY  CREDIT  FACILITY").

 AMOUNT:          Up  to  $225  million.

          364 days after the date of execution of the Loan Documents (such date of execution, the "CLOSING DATE").
MATURITY:
          Not more than 59 days and not less than 30 days before the end of the applicable 364-day period, the Company may request in writing that the maturity date for the expiring 364-Day Credit Facility be extended for an additional 364 days. Within 20 days after such extension request, each Lender may, in its sole discretion, agree to such extension by giving written notice thereof to the Company and the Administrative Agent (and the failure to provide such notice shall be deemed to be a declination of such consent). Subject to the Required Lenders agreeing to extend, the then applicable expiration date of the 364-Day Credit Facility shall, following an extension request, be extended for those consenting Lenders by 364 days. The Company reserves the right to replace dissenting Lender(s) with existing or new Lenders.
EXTENSION:
CONVERSION
TO  TERM  LOAN:          At  the  Company's  option  upon  written notice to the
Administrative Agent (who shall promptly notify each of the Lenders), the Company may convert the aggregate outstanding principal amount of the 364-Day Credit Facility to a term loan having a maturity not more than 364 days after the conversion date identified in such notice.

                        5-YEAR REVOLVING CREDIT FACILITY
                        --------------------------------

     FACILITY  B:          5-year  revolving  credit  facility  (the  "5-YEAR
REVOLVING  CREDIT  FACILITY")

     AMOUNT:          Up  to  $225  million.

MATURITY:
          5  years  from  the  Closing  Date.
          $10,000,000 of the 5-Year Revolving Credit Facility shall be available for the issuance of standby letters of credit (the "LETTERS OF CREDIT") by the Administrative Agent or by any other Lender (each such Lender an "ISSUER") at the request and for the account of the Company.

          No Letter of Credit shall have an expiry date later than the earlier of (a) one year after the date of issuance and (b) five business days prior to final maturity of the 5-Year Revolving Credit Facility; provided that any Letter
                                                        --------
of  Credit  with  a  one-year  tenor  may  provide  for  the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).
                  -----------

LETTER  OF  CREDIT  SUBFACILITY:          Immediately  upon the issuance of each
Letter of Credit, each Lender shall be deemed to have automatically and unconditionally purchased and received from the Issuer an undivided interest and participation in and to such Letter of Credit, the obligations of the Company in respect thereof, and the liability of the Issuer thereunder, in an amount equal to the face amount of such Letter of Credit multiplied by such Lender's commitment percentage under the 5-Year Revolving Credit Facility.

          The Administrative Agent may elect in its sole discretion to make swingline loans to the Company under the 5-Year Revolving Credit Facility not to exceed $10 million in the aggregate outstanding at any time, which are repayable with interest within 5 business days. All swingline loans shall bear interest for the account of the Administrative Agent at the Alternate Base Rate or such other rate as may be agreed to between the Company and the Administrative Agent. The amount available under the 5-Year Revolving Credit Facility shall be reduced by the amount of the swingline usage.
SWING  LINE
SUBFACILITY:          At  any  time at the option of the Administrative Agent or if any swingline loan is not repaid by the Company on the date when due, each Lender will make a revolving loan under the 5-Year Revolving Credit Facility the proceeds of which will be used to repay the swingline loan or, if any such revolving credit loan may not be made, irrevocably purchase from the Administrative Agent, without recourse or warranty, such participation in the swingline loan as shall be necessary to cause each such Lender to share ratably in such swingline loan.

                                   OTHER TERMS
                                   -----------

                               LIBOR, adjusted for reserves.
                                   Alternate Base Rate.

           LIBOR loans will be available for interest periods of one, two, three or six months and, to the extent available, nine or twelve months. All interest on LIBOR loans will be calculated on a 360-day basis.

            The "ALTERNATE BASE RATE" means the greater of (i) the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer) changing when and as said rate changes or (ii) the federal funds rate plus %. All interest in Alternate
           Base Rate loans will be calculated on a 365/366-day basis.

BORROWING  OPTIONS:
          "LIBOR" means the applicable London Interbank Offered Rate for deposits in U.S. Dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London Time) two business days prior to the first day of the applicable interest period, adjusted for reserves.

INCREASED COSTS:          The Credit Agreement will contain customary provisions
regarding availability, increased costs (including capital cost increases imposed by regulatory authorities), illegality and early payment.

          Pricing on the commitments and loans (including after exercise of the term-out option, if applicable) will be at the rates, expressed in basis points per annum, set out in the attached pricing grids (the "PRICING GRID") and varying according to the pricing level commensurate with credit quality.
PRICING:

FACILITY  FEE:          The  Company  shall  pay a per annum fee calculated on a
360-day basis payable on each Lender's commitment, irrespective of usage, quarterly in arrears and on termination of the applicable Facility at the rate set out in the Pricing Grid.


          Ralston shall pay or shall cause the Company to pay such fees payable to the Administrative Agent and the Arranger as are specified in the fee letter dated February 9, 2000 among the Administrative Agent, the Arranger, Ralston and the Company.
OTHER  FEES:
          Standby  Letters  of  Credit:  The  Company  shall  pay  to  the
          ----------------------------
Administrative  Agent  for  the  ratable account of the Lenders under the 5-Year
          ---
Revolving Credit Facility a per annum Letter of Credit Fee equal to the applicable LIBOR Margin for the 5-Year Revolving Credit Facility as reflected in the Pricing Grid, payable quarterly on the average daily outstanding face amount available for drawing under all standby Letters of Credit which have been issued under the Facilities.

          Fronting  Fee.  In  addition,  for  each  Letter of Credit a Letter of
          -------------
Credit fronting fee will be payable by the Company to the Issuer for its sole account in such amount as is negotiated with the Issuer.

          Customary  Charges.  The  Company  shall  pay  to  the  Issuer  its
          ------------------
documentary and processing charges in accordance with the Issuer's standard schedule for such charges with respect to the issuance, amendment, cancellation, negotiation or transfer of each Letter of Credit and each drawing made thereunder.
LETTER  OF  CREDIT  FEES:

DEFAULT  RATE:          After  a Default and upon notice from the Administrative
Agent or the Required Lenders, the interest rates will be equal to the then highest rate (or fee) under the various Facilities plus 2% per annum; provided,
                                                    ----               --------
that during the continuation of a bankruptcy or insolvency default such rate increase shall be applicable without any election or action on the part of the Administrative Agent or the Lenders.

DRAWDOWNS:          Minimum amounts of $10 million with additional increments of
$1 million. After the initial drawdown by Ralston, drawdowns are at the Company's option with one business days notice for Alternate Base Rate Loans and three business days for LIBOR Loans.

VOLUNTARY  PREPAYMENTS:          Alternate Base Rate Loans may be prepaid at any
time on one business days notice. LIBOR Loans may be prepaid before the end of an interest period on three business days notice subject to payment of funding indemnification and breakage costs.

TERMINATION  OR REDUCTION OF COMMITMENTS:          The Company may terminate the
unused commitments in amounts of at least $25 million at any time on three business days written notice.


                             CONDITIONS OF BORROWING

          The Credit Agreement will contain customary conditions to each loan (including, but not limited to, absence of default or unmatured default, continued accuracy of representation and warranties, and absence of material litigation).
CONDITIONS  TO  EACH  LOAN:
          Additional conditions precedent to initial loan under the Facilities will include, without limitation:

          - The delivery of satisfactory loan and other closing documents, including but not limited to the Credit Agreement, the guaranties, appropriate resolutions, good standing certificates, incumbency certificates, no-default and compliance certificates and opinions of counsel;

          - No material adverse change from the information set forth in the Form 10 filed January 11, 2000 and the projections and other information provided to the Administrative Agent and the Lenders;

          - Evidence that all conditions to consummation of the Spin-Off Transactions have occurred and that the aggregate amount of committed Financing Facilities (including hereunder) is not less than $650 million;

          - The Company shall having received all necessary regulatory and corporate approvals for the consummation of the Spin-Off Transactions and the Financing Facilities;

          - The Administrative Agent and the Lenders shall have received and be satisfied with the pro forma post-Spin-Off Transactions consolidated balance sheet and financial projections of the Company and its subsidiaries, together with a chief financial officer's solvency certificate for the Company and its subsidiaries post-Spin-Off Transactions which is satisfactory in form and substance to the Administrative Agent and the Lenders and which shall be consistent with the information delivered to the Administrative Agent prior to the date hereof and to the other Lenders prior to their issuance of any commitments.

          - The Administrative Agent and the Lenders shall be satisfied with the capitalization of the Company and its subsidiaries post-Spin-Off Transactions. Without limiting the foregoing, net worth of the Company and its consolidated subsidiaries as of and after the consummation of the Spin Off Transactions shall not be less than a minimum amount to be agreed upon between the Administrative Agent and the Company prior to the commencement of syndication.
CONDITIONS  TO  INITIAL  LOAN:


                         REPRESENTATIONS AND WARRANTIES

The Credit Agreement shall contain a representation regarding no material adverse change only upon the signing and initial funding. The Credit Agreement shall also contain representations and warranties with respect to the Company and its subsidiaries to be made as of the Closing Date and in connection with each loan and letter of credit issuance which are customary in transactions of this nature, including, representations and warranties with respect to: absence of default or unmatured default; corporate existence and standing; authorization and validity; no conflict; government consent; financial statements; taxes; litigation and contingent obligations; subsidiaries; ERISA; accuracy of information; Regulation U; material agreements; compliance with laws; ownership of property; insurance; environmental matters; Investment Company Act and Public Utility Holding Company Act.

                                    COVENANTS

The Credit Agreement will have customary covenants, including but not limited to:

          - Annual certified audited consolidated and consolidating financial statements of the Company and its consolidated subsidiaries due within 90 days after each fiscal year;

          - Quarterly certified unaudited consolidated financial statements of the Company and its consolidated subsidiaries due within 45 days after each of the first three fiscal quarters; and

          -  Quarterly  no  default  certificate  signed  by the Chief Financial
Officer or Treasurer and delivered with the financial statements. FINANCIAL REPORTING:
          - Securitization Attributed Indebtedness not to exceed $250 million. SECURITIZATION FACILITY:
          - Subsidiary Indebtedness (not including the Securitization Attributed Indebtedness) not to exceed $250 million.
SUBSIDIARY  INDEBTEDNESS:
          - No other restriction on Indebtedness of the Company and its Subsidiaries, except for those restrictions imposed by the financial covenants. INDEBTEDNESS GENERALLY:
          - Asset sales will be limited to 20% of consolidated total assets during the term of the Facilities.
ASSET  SALES:
          Acquisitions  will  be  permitted  provided:

          -  At  the  time  thereof  there  is no Default or  Unmatured Default.

          - The acquisition is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis pursuant to an acquisition agreement approved by the board of directors or other applicable governing body of the seller prior to the commencement thereof.

          -  The Company is in pro forma compliance with the financial covenants
                               --- -----
for the twelve-month period ending on the last day of the Company's most recently completed fiscal quarter as if such acquisition had occurred on the first day of such twelve-month period.

          - After giving effect to such acquisition, the representations and warranties set forth in the Credit Agreement shall be true and correct in all material respects.

          - The target companies shall be companies operating in businesses similar to or related to the current and future businesses conducted by the Company and its subsidiaries, as well as suppliers to or distributors of products similar to those of the Company and its subsidiaries; provided acquisitions outside of such lines of business shall be permitted so long as the aggregate purchase price for all such acquisitions does not exceed five percent (5.0%) of the Company's consolidated tangible net assets.
PERMITTED  ACQUISITIONS:
          Negative pledge against encumbering any assets of the Company and its subsidiaries except:

          -  Customary  permitted  liens.

          -  Liens  in  connection  with  the  Securitization  Facility.

          - Basket to permit other secured indebtedness not to exceed 5% of consolidated total assets.
NEGATIVE  PLEDGE:
          Customary affirmative covenants including: notice of Default, taxes, insurance, compliance with laws, maintenance of properties, maintenance of insurance, keeping of books and records, inspection.

          Customary negative covenants including, without limitation, restrictions on investments, sale leasebacks, use of proceeds, mergers, and non-arm's length transactions with affiliates and with Ralston (subject to exceptions to be agreed upon).
OTHER  COVENANTS:

FINANCIAL  COVENANTS:
     The following financial covenants shall be calculated on a consolidated basis for the Company and its Subsidiaries:

     Maximum  Consolidated Total Debt/ EBITDA Ratio:  At no time shall the ratio
     ----------------------------------------------
of total indebtedness of the Company and its Subsidiaries (including Securitization Attributed Indebtedness) at the end of the most recently completed fiscal quarter to EBITDA of the Company and its consolidated subsidiaries for the Company's then most recently completed four fiscal quarters exceed 3.0 to 1.0.

     Minimum  Interest Coverage Ratio:  The ratio of (a) EBIT of the Company and
     --------------------------------
its consolidated subsidiaries for the Company's then most recently completed four fiscal quarters to (b) total interest expense of the Company and its consolidated subsidiaries, adjusted by adding thereto (to the extent not otherwise included therein) the amount of all cash fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of assets pursuant to Securitization Facility, which are in excess of amounts paid to the Company and its consolidated subsidiaries under the Securitization Facility for the purchase of assets pursuant to such Securitization Facility and are the equivalent of the interest component of the financing if the transaction were characterized as an on-balance sheet transaction shall be greater than 3.00 to 1.00 as of the end of each fiscal quarter (calculated as of the end of each such fiscal quarter for the four-fiscal quarter period ending on such date).


                                    DEFAULTS

The Agreement will have customary defaults including, but not limited to, defaults for nonpayment of principal when due, nonpayment of interest and fees within 5 days, material misrepresentations, default in the performance of any negative covenant, default in the performance of any financial covenant, default in performance of any other term or covenant (with grace periods, where applicable, to be agreed upon), bankruptcy or insolvency, ERISA, a change in ownership or control, unstayed judgment in excess of $30 million and cross-default to any indebtedness equal to or in excess of $30 million in the aggregate for the Company or any subsidiary, which default would permit the holders of such indebtedness to cause such indebtedness to become due prior to its stated maturity.

Change in ownership or control would be defined as an event or series of events by which: (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of thirty percent (30%) or more of the voting power of the then outstanding capital stock of the Company entitled to vote generally in the election of the directors of the Company; (ii) during any period of 12 consecutive calendar months, the board of directors of the Company shall cease to have as a majority of its members individuals who either: (a) were directors of the Company on the first day of such period, or (b) were elected or nominated for election to the board of directors of the Company at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of the Company on the first day of such period, or whose election or nomination for election was so approved; (iii) other than as a result of a transaction not prohibited under the terms of the Credit Agreement, the Company shall cease to own, of record and beneficially, with sole voting and dispositive power, (a) 100% of the outstanding shares of Capital Stock of each of the guarantors or (b) shall cease to have the power, directly or indirectly, to elect all of the members of the board of directors of each of the guarantors; or (iv) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Capital Stock of the Company is reclassified or changed into or exchanged for cash, securities or other property.

                                  OTHER MATTERS

          Assignments:  Each  Lender  may,  in  its  sole  discretion,  sell
          -----------
participations and may, in a manner acceptable to the Administrative Agent, sell assignments in the loans and in its commitment and disclose public information to prospective participants and assignees, and share, at its option, any fees with such participants and assignees. Nonpublic information may be disclosed to prospective participants and assignees; provided such participants and assignees agree to be bound by the confidentiality provisions set forth in the Credit
Agreement  with  respect  thereto.

          Consents:  Assignments  under  the  5-Year  Revolving  Credit Facility
          --------
and/or the 364-Day Credit Facility shall require the consent of the Company and the Administrative Agent (such consents not to be unreasonably withheld); provided, the consent of the Company shall not be required (i) if a Default or
      --
Unmatured Default shall have occurred and is continuing and (ii) if the assignment is to another Lender or to an affiliate of a Lender.

          Minimum:  Assignments shall be in minimum amounts of $5,000,000 or the
          -------
entire remaining balance of the assigning Lender's commitment or such lesser amount as may be acceptable to the Administrative Agent and the Company (provided the consent of the Company shall not be required to any reduction of such minimum amount so long as a Default or Unmatured Default shall have occurred and be continuing).

ASSIGNMENTS/ PARTICIPATIONS:          Assignment Fee:  The assignor shall pay an
                                      --------------
assignment fee of $3,500 to the Administrative Agent upon any assignment by a Lender of its rights and obligations under the Facilities (including, but not limited to, an assignment by a Lender to another Lender, but excluding any assignment by a Lender to an affiliate of such Lender).

REQUIRED  LENDERS:          "REQUIRED LENDERS" means, with respect to the 5-Year
Revolving Credit Facility and the 364-Day Credit Facility, Lenders holding greater than 50% of the commitments under each such Facility, or, if the commitments have been terminated under such Facility, of the outstanding loans under such Facility.

EXPENSES:          The  Company  agrees  to  reimburse or pay the Administrative
Agent for all reasonable costs, fees and expenses, whether incurred prior to or subsequent to closing, in the preparation, negotiation, execution and administration of the Credit Agreement and the other Loan Documents, including reasonable fees and time charges of legal counsel.

GOVERNING  LAW:          Illinois.

COUNSEL  TO  THE  ADMINISTRATIVE  AGENT:          Sidley  &  Austin.